EXHIBIT 99.1

Expion360 Reports Fourth Quarter and Full Year 2025 Financial and Operational Results

FY 2025 Sales Growth of 72% to $9.7 Million Driven by Strong Demand for Battery Products, Accessories and Technologies

Next Generation Products for Industrial and Construction Applications to Expand Market Opportunities

REDMOND, OR – March 17, 2026 – Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium iron phosphate (“LiFePO4”) battery power storage solutions, today reported its financial and operational results for the fourth quarter and year ended December 31, 2025.

Year Ended 2025 and Subsequent Financial and Operational Highlights

●	Net sales for the year ended December 31, 2025 totaled $9.7 million, a 72% increase compared to $5.6 million for the same period in 2024.
●	Gross profit for the year ended December 31, 2025 totaled $1.3 million, a 16% increase compared to $1.2 million for the same period in 2024.
●	Net cash used in operations for the year ended December 31, 2025 was $6.1 million, compared to $9.6 million for the same period in 2024, a 36% improvement.
●	Cash and cash equivalents totaled $3.0 million as of December 31, 2025, compared to $0.5 million as of December 31, 2024.
●	Working capital was $6.0 million as of December 31, 2025, compared to $2.0 million as of December 31, 2024.
●	Stockholders’ equity totaled $6.5 million as of December 31, 2025, compared to $2.5 million as of December 31, 2024.
●	Appointed veteran financial executive and director Joseph Hammer as Chief Executive Officer and Chairman of the Board of Directors to lead strategic direction and next phase of growth.
●	Entered into a strategic partnership related to the launch of the DASGen Hybrid Energy Storage System, an energy storage solution intended for use on construction and industrial job sites, marking Expion360’s entry into the industrial market.
●	Announced the upcoming release of three next-generation battery models, with commercial availability expected in the second half of 2026.

Management Commentary

"The year ended December 31, 2025 was highlighted by improved revenue and gross profit, driven by strong product sales of our next-generation technologies and batteries,” Joseph Hammer, Chief Executive Officer and Chairman of the Board of Directors of Expion360. “Net sales grew 72% to $9.7 million in 2025 compared to $5.6 million in 2024. Gross profit rose by 16% to $1.3 million in 2025 compared to $1.2 million in 2024. Sales improved for our premium LiFePO4 batteries and accessories on strong demand as the RV market continued to gain momentum, and from our expanded outreach to OEMs and successful onboarding of new customers.

“Moving into 2026, we remain focused on the expansion of our technology with the launch of three new next generation lithium battery models and entry into the industrial market, which has been one of our strategic targets for expanding into adjacent verticals. These new models are expected to be commercially available in the second half of 2026 and build on our established presence in the RV and marine markets while addressing the growing demand for higher energy density, fully-featured battery systems in industrial and commercial applications. The batteries are expected to be offered to customers at a lower cost than current equivalent models, while delivering higher capacity and improved performance. At the same time, the updated designs are expected to improve internal cost structure and margins, enabling increased reinvestment in product development and long-term customer value.

“We also recently partnered with Dealer Accessory Supply to launch the DASGen Hybrid Energy Storage System, an energy storage solution intended for use on construction and industrial job sites. The system will be powered by Expion360 battery technology and is designed to operate as an energy buffer between diesel generators and jobsite electrical loads. The system is intended to store and deploy energy based on load requirements, which may allow generators to operate fewer hours and at higher efficiency, depending on site conditions and usage patterns. With successful results from test-site performance and early interest from leading construction firms, we look forward to offering the system to end customers through our commercial sales organization.

“Our technology roadmap includes plans to expand our portfolio and explore the development of potential new revenue streams, including higher-density lithium-ion and LiFePO4 chemistries, modular platforms, and enhanced battery management systems aimed at improving safety, longevity, and overall cost efficiency for mobile and off-grid applications. We are also developing specialized energy storage solutions intended to be suitable for use in surveillance and monitoring applications. Development efforts continue to focus on next-generation storage technologies that may help lower costs, improve energy density, and support scalable manufacturing. We may also consider selective acquisitions and partnerships in power electronics and energy management as potential ways to strengthen vertical integration.

“Looking ahead, we are exploring new opportunities in the industrial and construction sectors. Our near-term priorities include expanding OEM market penetration through additional partnerships as well as the introduction of new battery features, technologies, and form factors aligned with OEM requirements. Across our end markets, we remain focused on innovation, thoughtful margin improvement, and measured growth in areas where we believe there is consistent demand and long-term growth opportunities,” concluded Mr. Hammer.

Full Year 2025 Financial Summary

For the year ended December 31, 2025, net sales totaled $9.7 million, an increase of 72% from $5.6 million in the prior year period. The increase in net sales was primarily attributable to the expansion of our customer base, increased sales to key customers, and broader adoption of our lithium iron phosphate battery platforms across distribution and OEM channels.

Gross profit for the year ended December 31, 2025 totaled $1.3 million, an increase of 16% compared to $1.2 million in the prior year period. Gross margin as a percent of net sales decreased from 21% for 2024 to 14% for 2025. This change is primarily due to a one-time adjustment for obsolete inventory, which affected our cost of sales, resulting in a decrease in gross profit. Gross profit for the year ended December 31, 2025 prior to that adjustment would have been $2.2 million and would have represented 23% of net sales, compared to 21% in the prior year period.

Selling, general and administrative expenses for the year ended December 31, 2025 totaled $12.0 million compared to $7.9 million in the prior year period, an increase of 52% but an overall decrease as a percentage of sales from 141% of sales in 2024 to 125% of sales in 2025. The increase was primarily due to increases in salaries and benefits, legal and professional fees, and research and development, which was partially offset by a decrease in rent and associated expenses.

Net loss totaled $6.2 million for the year ended December 31, 2025, a $7.2 million improvement from a net loss of $13.5 million in the prior year period. The improvement was driven by increased sales resulting in improved gross profit, as well as improvements in other income and expense, including the removal of the suspended liability.

Cash and cash equivalents totaled $3.0 million as of December 31, 2025, compared to $0.5 million as of December 31, 2024, an increase of $2.4 million, or 442%. Working capital totaled $6.0 million as of December 31, 2025, compared to $2.0 million as of December 31, 2024, an increase of $4.0 million, or 203%. Stockholders’ equity was $6.5 million as of December 31, 2025, compared to $2.5 million as of December 31, 2024, an increase of $4.0 million, or 160%.

Net cash used in operating activities for the year ended December 31, 2025 decreased to $6.1 million from $9.6 million in the prior year period. Change in inventory levels due to timing within our supply chain process accounted for the majority of the decrease.

Fourth Quarter 2025 Financial Summary

Net sales in the fourth quarter of 2025 totaled $2.2 million, an increase of 12% from $2.0 million in the prior year period. The increase in net sales was primarily attributable to the RV market recovering from its previous slowdown, and enhanced sales efforts including expanded outreach to OEM partners, strategic marketing initiatives, and the successful onboarding of new customers during this period.

Gross loss in the fourth quarter of 2025 totaled $0.3 million, compared to gross profit of $0.4 million in the prior year period. This change is due to adjusting the value of obsolete inventory, which affected our cost of sales. Without that adjustment, gross profit for the fourth quarter of 2025 would have been $0.6 million and would have represented 26% of net sales, compared to 22% in the prior year period.

Selling, general, and administrative expenses in the fourth quarter of 2025 were $4.9 million, an increase of 201% from $1.6 million in the fourth quarter of 2024. The increase was primarily due to increases in salaries and benefits as well as legal and professional fees.

Net loss in the fourth quarter of 2025 totaled $4.4 million, compared to $0.3 million in the fourth quarter of 2024. The change was driven by increased research and development, legal fees, and salary and benefit expenses.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and industrial applications.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS casing and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit expion360.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s anticipated timing of commercial availability of its products, the expected demand for its products, expectations for product features and capabilities and market opportunity, the expansion of the Company’s portfolio and the development of potential new revenue streams, and the anticipated benefits associated with the Company’s development and expansion efforts. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

541-797-6714

Shawna.Bowin@expion360.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

Expion360 Inc.

Balance Sheets

	As of December 31, 2025	As of December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$2,969,096	$547,565
Accounts receivable, net	718,964	613,022
Inventory	2,858,780	4,831,461
Prepaid/in-transit inventory	318,440	1,612,686
Prepaid expenses and other current assets	179,645	236,461
Total current assets	7,044,925	7,841,195

Property and equipment	807,083	914,081
Accumulated depreciation	(478,861)	(430,191)
Property and equipment, net	328,222	483,890

Other Assets
Operating leases – right-of-use asset	666,199	754,832
Deposits	32,016	27,471
Total other assets	698,215	782,303
Total assets	$8,071,362	$9,107,388

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$403,792	$338,091
Customer deposits	2,978	48,474
Accrued expenses and other current liabilities	221,863	187,464
Current portion of operating lease liability	337,246	256,153
Current portion of long-term debt	31,058	31,758
Suspended liability	—	4,985,948
Total current liabilities	996,937	5,847,888

Long-term debt, net of current portion and discount	166,187	198,412
Operating lease liability, net of current portion	372,478	542,764
Total liabilities	$1,535,602	$6,589,064

Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 9,781,739 and 2,096,082 issued and outstanding as of December 31, 2025 and 2024, respectively	9,782	2,096
Additional paid-in capital	47,336,405	37,091,468
Accumulated deficit	(40,810,427)	(34,575,240)
Total stockholders’ equity	6,535,760	2,518,324
Total liabilities and stockholders’ equity	$8,071,362	$9,107,388

Expion360 Inc.

Statements of Operations

	For the Years Ended December 31,
	2025	2024
Net sales	$9,651,870	$5,624,939
Cost of sales	8,314,472	4,469,711
Gross profit	1,337,398	1,155,228
Selling, general and administrative	12,040,903	7,909,219
Loss from operations	(10,703,505)	(6,753,991)

Other (income) / expense
Interest income	(16,147)	(86,121)
Interest expense	20,226	976,618
Loss on sale of property and equipment	13,353	146,760
Settlement expense	—	709,900
Suspended liability expense / (income)	(4,485,948)	4,985,948
Other (income) / expense	48	(6,073)
Total other (income) / expense	(4,468,468)	6,727,032
Loss before taxes	(6,235,037)	(13,481,023)

Tax (income) / expense	150	(1,548)
Net loss	$(6,235,187)	$(13,479,475)

Net loss per share (basic and diluted)	$(1.13)	$(21.03)
Weighted-average number of common shares outstanding	5,511,875	641,011

Expion360 Inc.
Statements of Cash Flows

	For the Years Ended December 31,
	2025	2024
Cash flows from operating activities

Net loss	$(6,235,187)	$(13,479,475)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	116,645	173,973
Amortization of convertible note costs	—	667,144
Loss on sale of property and equipment	13,353	146,760
Stock-based settlement	—	209,000
Stock-based compensation	1,163,654	616,632
Issuance of common stock in exchange for services	489,500	—
Non-cash expense in exchange for asset disposal	21,420	—
(Increase) / Decrease in inventory valuation	903,717	—
Decrease in right-of-use assets and lease liabilities	—	(67,778)
Increase / (Decrease) in suspended liability	(4,485,948)	4,985,948

Changes in operating assets and liabilities:
Increase in accounts receivable	(105,942)	(458,087)
(Increase) / Decrease in inventory	1,068,964	(1,006,071)
(Increase) / Decrease in prepaid/in-transit inventory	1,294,246	(1,448,738)
(Increase) / Decrease in prepaid expenses and other current assets	56,816	(47,043)
(Increase) / Decrease in deposits	(4,545)	31,425
Increase in accounts payable	65,701	51,106
Increase / (Decrease) in customer deposits	(45,496)	31,051
Increase in accrued expenses and other current liabilities	34,399	21,819
Increase / (Decrease) in right-of-use assets and lease liabilities	(560)	9,789
Decrease in suspended liability	(500,000)	—
Net cash used in operating activities	(6,149,263)	(9,562,545)

Cash flows from investing activities
Purchases of property and equipment	—	(19,203)
Net proceeds from sale of property and equipment	4,250	132,611
Net cash provided by investing activities	4,250	113,408

Cash flows from financing activities
Principal payments on convertible note	—	(2,750,000)
Principal payments on long-term debt	(32,925)	(119,111)
Principal payments on stockholder promissory notes	—	(762,500)
Net proceeds from exercise of warrants	5,725,284	185,434
Net proceeds from issuance of common stock	2,874,185	9,510,181
Net cash provided by financing activities	8,566,544	6,064,004

Net change in cash and cash equivalents	2,421,531	(3,385,133)
Cash and cash equivalents, beginning	547,565	3,932,698
Cash and cash equivalents, ending	$2,969,096	$547,565